WARRANT TERMINATION AGREEMENT dated as of November 7, 2023
Between KBR, INC. and BNP PARIBAS

THIS WARRANT TERMINATION AGREEMENT (this “Agreement”) with respect to the Warrants Confirmation (as defined below) is made as of November 7, 2023, between KBR, Inc. (“Company”) and BNP Paribas (“Dealer”).
WHEREAS, Company issued $350,000,000 principal amount of 2.50% Convertible Senior Notes due 2023 (the “Convertible Notes”) pursuant to an Indenture dated as of November 15, 2018 between Company and Citibank, N.A., as trustee;
WHEREAS, concurrently with the pricing of the Convertible Notes, Dealer and Company entered into a Base Warrants Transaction (the “Warrants Transaction”) pursuant to an ISDA confirmation dated as of November 12, 2018, which supplements, forms a part of, and is subject to an agreement in the form of the ISDA 2002 Master Agreement, pursuant to which Dealer purchased from Company 2,743,727 warrants (as amended by that certain Warrant Amendment Agreement dated as of June 1, 2023 between Company and Dealer and as further amended, modified, terminated or unwound from time to time, the “ Warrants Confirmation”); and
WHEREAS, in connection with a repurchase by Company of $100,000,000 aggregate principal amount of Convertible Notes, Company and Dealer agreed on June 1, 2023, to a partial termination of the Warrants Transaction;
WHEREAS, Company has requested full termination of the Warrants Transaction;
NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:
    1.    Defined Terms. Any capitalized term not otherwise defined herein shall have the meaning set forth for such term in the Warrants Confirmation.

    2.    Termination. Notwithstanding anything to the contrary in the Warrants Confirmation, but subject to Dealer’s receipt of the Cash Settlement Amount (as defined below), Company and Dealer agree that, effective on the Payment Date (as defined below), (i) the Number of Warrants under the Warrants Transaction shall be reduced from 1,984,449 (the “Unwound Warrants”) to zero (subject to Section 4) and (ii) subject to Section 4, (A) all of the respective rights and obligations of the parties under the Warrants Confirmation and the Unwound Warrants shall be terminated, cancelled and extinguished, (B) except as set forth in Section 4 hereto, no other payment shall be due to or from any party in connection with the Warrants Confirmation and the Unwound Warrants, (C) the Warrants Confirmation shall terminate and cease to be in full force and effect and (D) each party shall be released and forever discharged by the other party hereto from any obligations and liability under, or in connection with, the Warrants Confirmation and the Unwound Warrants.

3.    Procedures for Hedge Unwind. On each Hedge Unwind Date (as defined below), Dealer (or an affiliate of Dealer), for the account of Dealer, shall unwind a portion of its hedge of the Warrants underlying the Warrants Transaction being terminated hereunder. A “Hedge Unwind Date” means each Exchange Business Day occurring in the Hedge Unwind Period; provided, however, that if any such date is a Disrupted Day in whole, such date shall not constitute a Hedge Unwind Date, and an additional Hedge Unwind Date shall occur on the Exchange Business Day after the date that would otherwise be the final Hedge Unwind Date; provided, further, that the final Hedge Unwind Date shall not be postponed pursuant to this provision by more than nine Scheduled Trading Days. “Hedge Unwind Period” means the period of six consecutive Exchange Business Days or, if so determined by Dealer in its sole discretion, such lesser number of consecutive Exchange Business Days as required by Dealer to unwind such portion of its hedge of the Warrants underlying the Warrants Transaction being terminated hereunder, in each case beginning on, and including, the Hedge Period Start Date. “Hedge Period Start Date” means the Exchange Business Day of the first open of the regular trading session on the Exchange following the Dealer’s acknowledgement of receipt of written notice from Citibank, N.A. or its affiliate that the “Hedge Unwind Period” under, and as defined in, the Warrant Termination Agreement by and between Company and Citibank, N.A., dated as of November 7, 2023 has concluded.

    4.    Payments and Deliveries. On no later than the third Scheduled Trading Day following the last day of the Hedge Unwind Period or, if such day is not a Currency Business Day, on the next Currency Business Day immediately following such day (the “Payment Date”), Company shall pay to Dealer in immediately available funds cash in an amount equal to the Cash Settlement Amount. The “Cash Settlement Amount” shall mean an amount of cash determined by Calculation Agent pursuant to the table set forth in Schedule A attached hereto (using linear interpolation or commercially reasonable extrapolation by Calculation Agent, as applicable, to determine the Cash Settlement Amount for any Average VWAP not specifically appearing in Schedule A). “Average VWAP” means the arithmetic average of the VWAP Prices for each Hedge Unwind Date during the Hedge Unwind Period. “VWAP Price” for any Scheduled Trading Day means the per Share Rule 10b-18 volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page KBR <equity> AQR_SEC (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time on such Scheduled Trading Day (or if such volume-weighted average price is

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unavailable, the market value of one Share on such Scheduled Trading Day for such time period, as determined by the Calculation Agent). Notwithstanding the foregoing, if any Scheduled Trading Day in the Hedge Unwind Period is a Disrupted Day, then the Calculation Agent may determine that (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Average VWAP or (ii) such Disrupted Day is a Disrupted Day only in part, in which case (x) the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on the Rule 10b-18 eligible transactions in the Shares on such Disrupted Day taking into account the nature and duration of the relevant Market Disruption Event, and (y) the weighting of the VWAP Price for the relevant Exchange Business Days during the Hedge Unwind Period shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Average VWAP with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares, and the Calculation Agent shall provide Company notice of any such adjustments promptly following such partially Disrupted Day. If a Disrupted Day occurs during the Hedge Unwind Period and each of the nine immediately following Scheduled Trading Days is a Disrupted Day, then the Calculation Agent shall deem such ninth Scheduled Trading Day to be an Exchange Business Day that is not a Disrupted Day, and determine the VWAP Price for such day using its good faith and commercially reasonable estimate of the value of the Shares on such day based on the volume, historical trading patterns and price of the Shares, and such other factors as it reasonably deems appropriate. Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full. Notwithstanding anything to the contrary in the Warrants Confirmation, Company and Dealer agree that the Warrants Transaction shall be settled in accordance with this Agreement in lieu of the settlement provisions set forth in the Warrants Confirmation.

    5.    Representations and Warranties of Company. Company represents and warrants to Dealer (and agrees with Dealer in the case of Sections 5(g), (j), (k) and (l)) on the date hereof that:

        (a) it has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

        (b) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any material contractual restriction binding on or affecting it or any of its assets;

        (c) all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

        (d) its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law));

        (e) each of it and its affiliates is not in possession of any material nonpublic information regarding Company or the Shares;

(f) it is not entering into this Agreement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(g) neither Company nor any of its Affiliates or agents shall take any action that would cause the Shares to be subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) on any Hedge Unwind Date;

(h) it (i) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (iii) has total assets of at least USD 50 million;

(i) it is not “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code (Title 11 of the United States Code)), and it would be able to purchase a number of Shares corresponding to the unwound portion of the Warrants Transaction in compliance with the laws of the jurisdiction of Company’s incorporation;

(j) Company shall, at the request of Dealer one day prior to the Hedge Period Start Date, notify Dealer of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) under the Exchange Act by or for Company or any of its affiliated purchasers during each of the four calendar weeks preceding the Hedge Period Start Date and during the calendar week in which the Hedge Period Start

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Date occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”));

(k) Company shall (i) notify Dealer prior to the opening of trading in the Shares on any Hedge Unwind Date on which Company makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to Company (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify Dealer following any such announcement that such announcement has been made, and (iii) promptly deliver to Dealer following the making of any such announcement a certificate indicating (A) Company’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Company’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction, and Company shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders; and

(l) Company shall not, and shall cause its affiliates and affiliated purchasers (each as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for Shares during the Hedge Unwind Period, and no substantially similar warrant unwind agreement entered into by Company shall have hedge unwind dates or other averaging dates that are Hedge Unwind Dates under this Agreement.

    6.    Representations and Warranties of Dealer. Dealer represents and warrants to Company on the date hereof that:

        (a) it has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

        (b) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any material contractual restriction binding on or affecting it or any of its assets;

        (c) all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

        (d) its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

    7.    Right to Extend. Dealer may postpone or add, in whole or in part, any Hedge Unwind Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants if Dealer determines, in good faith and in its commercially reasonable judgment (and in the case of clause (ii), based on advice of counsel), that such extension is reasonably necessary or appropriate (i) to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions (but only if there is a material decrease in liquidity relative to Dealer’s expectations on the date of this Agreement), or (ii) to enable Dealer to effect purchases of Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer (so long as such policies and procedures are consistently applied to transactions similar to the Transaction); provided that no such Expiration Date or other date of valuation, payment or delivery may be postponed or added more than three Exchange Business Days after the original Exercise Date or date of valuation, payment or delivery, as the case may be.

    8.     Governing Law. This Agreement and any dispute arising hereunder shall be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

    9.     Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

    10.    No Reliance, etc. Company confirms that it has relied on the advice of its own counsel and other advisors (to the extent it deems appropriate) with respect to any legal, tax, accounting, or regulatory consequences of this Agreement, that it has not relied on Dealer or its affiliates in any respect in connection therewith, and that it will not hold Dealer or its affiliates accountable for any such consequences.

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    11.    Designation by Dealer. Notwithstanding any other provision in this Agreement to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Company, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer obligations in respect of the transactions contemplated by this Agreement and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Company to the extent of any such performance.

    12.    No Other Changes. Except as expressly set forth herein, all of the terms and conditions of the Warrants Confirmation shall remain in full force and effect and are hereby confirmed in all respects.

    13.    Additional Acknowledgements and Agreements. Company acknowledges and agrees that Dealer may, during the Hedge Unwind Period, purchase Shares in connection with this Agreement. Such purchases will be conducted independently of Company. The timing of such purchases by Dealer, the number of Shares purchased by Dealer on any day, the price paid per Share pursuant to such purchases and the manner in which such purchases are made, including without limitation whether such purchases are made on any securities exchange or privately, shall be within the absolute discretion of Dealer. It is the intent of the parties that this Agreement comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act, and the parties agree that this Agreement shall be interpreted to comply with the requirements of Rule 10b5-1(c), and Company shall not take any action that results in this Agreement not so complying with such requirements. Without limiting the generality of the preceding sentence, Company acknowledges and agrees that (A) Company does not have, and shall not attempt to exercise, any influence over how, when or whether Dealer effects any purchases of Shares in connection with this Agreement, (B) during the period beginning on (but excluding) the date hereof and ending on (and including) the last day of the Hedge Unwind Period, neither Company nor its officers or employees shall, directly or indirectly, communicate any information regarding Company or the Shares to any employee of Dealer or its Affiliates responsible for trading the Shares in connection with the transactions contemplated hereby, (C) Company is entering into this Agreement in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act, and Company will act in good faith with respect to this Agreement, and (D) Company will not alter or deviate from this Agreement or enter into or alter a corresponding hedging transaction with respect to the Shares other than the entry, on or about the date hereof, into similar warrant unwind agreements with the counterparties thereto. Company also acknowledges and agrees that any amendment, modification, waiver or termination of this Agreement must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Company or any officer or director of Company is aware of any material nonpublic information regarding Company or the Shares.

    14.    U.S. QFC Provisions. The parties acknowledge and agree that the terms of the ISDA 2018 U.S. Resolution Stay Protocol are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a “Protocol Covered Agreement”, Party A shall be deemed a “Regulated Entity” and Party B shall be deemed an “Adhering Party”.

    15.    Contractual Recognition of Stay Powers before Resolution and in Resolution. The provisions of the ISDA Resolution Stay Jurisdictional Modular Protocol, as supplemented by the Omnibus Jurisdictional Module (the Protocol), which the parties have reviewed, acknowledge and accept, are hereby incorporated herein by reference. For these purposes, (i) BNP Paribas is a Regulated Entity Counterparty, (ii) the Relevant National Laws are those of France as set out in the EU Stay Law Annex from time to time, (iii) Counterparty is a Module Adhering Party, (iv) the Implementation Date shall be the date of the Agreement and (v) all capitalized terms will bear the meanings ascribed to them in the Protocol. In the event of any inconsistences arising between the terms of this provision and any other provisions in the Agreement, the terms of this provision will prevail.

    16.    Role of Agent. Company agrees and acknowledges that (i) if Company, or any entity (whether acting as investment manager, investment advisor or otherwise) entering this Agreement as agent on behalf of Company, is legally organized or formed in the United States, to the extent as required pursuant to the safe harbor from registration as a broker-dealer contained in SEC Rule 15a-6, BNP Paribas Securities Corp. (“BNPPSC”), an affiliate of Dealer, has been granted authority and is acting solely as agent and not as principal with respect to the transactions contemplated by this Agreement and (ii) BNPPSC has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of the transactions contemplated by this Agreement (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under the transactions contemplated by this Agreement, and agrees that the employees of BNPPSC have been granted authority to act on behalf of BNP Paribas to facilitate such agency capacity.

“SEC Rule 15a-6” means 17 C.F.R. 240.15a-6 as defined under the U.S. Securities Exchange Act of 1934.

[Signature Page Follows]

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    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BNP Paribas
By:	/s/ Stephan Nawrocki
Name: Stephan Nawrocki Title: Managing Director
By:	/s/ Robert McDonald
Name: Robert McDonald Title: Managing Director
KBR, Inc.
By:	/s/ Mark Sopp
Name: Mark Sopp Title: Executive Vice President & Chief Financial Officer

[Signature Page to Warrant Termination Agreement]
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Schedule A
The Cash Settlement Amount shall be determined by Calculation Agent pursuant to the table below.

Average VWAP	Cash Settlement Amount
$45.00	$17,701,285.08
$46.00	$19,189,621.83
$47.00	$20,717,647.56
$48.00	$22,265,517.78
$49.00	$23,872,921.47
$50.00	$25,460,480.67
$51.00	$27,186,951.30
$52.00	$28,873,732.95
$53.00	$30,600,203.58
$54.00	$32,346,518.70
$55.00	$34,112,678.31
$56.00	$35,898,682.41
$57.00	$37,704,531.00
$58.00	$39,589,757.55
$59.00	$41,375,761.65
$60.00	$43,221,299.22
$61.00	$45,086,681.28
$62.00	$46,971,907.83
$63.00	$48,857,134.38
$64.00	$50,742,360.93
$65.00	$52,647,431.97

Calculation Agent shall adjust the table above upon the occurrence of any event or condition that would have allowed Calculation Agent to adjust the terms of the Warrants Transaction under the Warrants Confirmation (including, for the avoidance of doubt, an extension or postponement of the Hedge Unwind Period).
A-1
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